INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PACIFIC COMMERCE BANCORP

F-1

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders of
Pacific Commerce Bancorp and Subsidiaries
Los Angeles, California

We have audited the accompanying consolidated financial statements of Pacific Commerce Bancorp and Subsidiaries, which are comprised of the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Commerce Bancorp and Subsidiaries as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
February 23, 2018

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 and 2016

ASSETS

	2017	2016
Cash and Due from Banks	$8,615,000	$25,664,000
Interest Bearing Deposits with Other Banks	69,675,000	64,380,000
Federal Funds Sold	3,000,000	3,000,000
TOTAL CASH AND CASH EQUIVALENTS	81,290,000	93,044,000
Investment Securities Available for Sale	—	74,000
Loans Held for Sale	7,940,000	11,292,000
Loans:
Real Estate	366,688,000	348,455,000
Commercial	58,394,000	63,703,000
TOTAL LOANS	425,082,000	412,158,000
Deferred Loan Fees, Net of Costs	(55,000)	(56,000)
Allowance for Loan Losses	(3,763,000)	(3,436,000)
NET LOANS	421,264,000	408,666,000
Investment in Restricted Common Stock	5,019,000	4,915,000
Premises and Equipment	700,000	910,000
Cash Surrender Value of Bank Owned Life Insurance	4,649,000	4,536,000
Deferred Tax Assets	2,603,000	3,446,000
Core Deposit Intangible	1,304,000	1,529,000
Goodwill	8,434,000	8,434,000
Accrued Interest and Other Assets	2,908,000	2,714,000
TOTAL ASSETS	$536,111,000	$539,560,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

DECEMBER 31, 2017 and 2016

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2017	2016
Deposits:
Noninterest-Bearing Demand	$231,119,000	$204,984,000
Interest-bearing demand	10,903,000	12,228,000
Savings and Money Market Accounts	136,380,000	131,587,000
Time Deposits Under $250,000	67,209,000	88,666,000
Time Deposits $250,000 and Over	18,792,000	20,636,000
TOTAL DEPOSITS	464,403,000	458,101,000
FHLB Advances	—	15,000,000
Note Payable, Net of Issuance Costs	5,947,000	5,906,000
Accrued Interest and Other Liabilities	1,682,000	1,925,000
TOTAL LIABILITIES	472,032,000	480,932,000
Commitments and Contingencies - Notes 5 and 11	—	—
Shareholders’ Equity:
Common Stock - No Par Value; 15,000,000 Shares Authorized, 8,951,285 and 8,912,269 Shares Issued and Outstanding at December 31, 2017 and 2016, respectively	54,875,000	54,718,000
Additional Paid-In Capital	2,896,000	2,266,000
Retained Earnings	6,308,000	1,644,000
TOTAL SHAREHOLDERS’ EQUITY	64,079,000	58,628,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$536,111,000	$539,560,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	2017	2016
INTEREST INCOME
Interest and Fees on Loans	$22,856,000	$20,935,000
Interest on Fed Funds Sold and Interest-Bearing Deposits	889,000	285,000
Interest on Investment Securities	—	5,000
Dividends on Restricted Stock	489,000	384,000
TOTAL INTEREST INCOME	24,234,000	21,609,000
INTEREST EXPENSE
Deposits	1,212,000	1,031,000
Borrowings	349,000	323,000
TOTAL INTEREST EXPENSE	1,561,000	1,354,000
NET INTEREST INCOME	22,673,000	20,255,000
Provision for Loan Losses	300,000	250,000
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	22,373,000	20,005,000
NONINTEREST INCOME
Service Charges, Fees and Other	683,000	458,000
Increase in Cash Surrender Value of Life Insurance	114,000	116,000
Gain on Sale of Loans	1,324,000	1,475,000
Servicing Income, Net of Amortization	291,000	204,000
Other Operating Income	871,000	835,000
	3,283,000	3,088,000
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,353,000	8,858,000
Occupancy and Equipment	1,950,000	1,747,000
Merger Expenses	—	1,081,000
Other Expenses	4,835,000	4,930,000
	16,138,000	16,616,000
INCOME BEFORE INCOME TAXES	9,518,000	6,477,000
Income Tax Expense	4,854,000	2,785,000
NET INCOME	$4,664,000	$3,692,000
NET INCOME PER SHARE – BASIC	$0.52	$0.46
NET INCOME PER SHARE – DILUTED	$0.50	$0.45

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	2017	2016
Net Income	$4,664,000	$3,692,000
Other Comprehensive Income (Loss):
Change in Unrealized Gains on Securities	—	(4,000)
TOTAL COMPREHENSIVE INCOME	$4,664,000	$3,688,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	Common Stock				Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit)	Other Comprehensive Income	Total
Balance at January 1, 2016	6,543,701	$39,448,000	$1,713,000	$(2,048,000)	$4,000	$39,117,000
Issuance of Stock Relating to Business Combination	2,332,974	15,106,000	—	—	—	15,106,000
Stock-based Compensation	—	—	545,000	—	—	545,000
Exercise of Stock Options, Including Tax Benefits of $8,000	35,594	164,000	8,000	—	—	172,000
Net Income	—	—	—	3,692,000	—	3,692,000
Other Comprehensive Loss	—	—	—	—	(4,000)	(4,000)
Balance at December 31, 2016	8,912,269	54,718,000	2,266,000	1,644,000	—	58,628,000
Stock-based Compensation	—	—	630,000	—	—	630,000
Exercise of Stock Options	39,016	157,000	—	—	—	157,000
Net Income	—	—	—	4,664,000	—	4,664,000
Other Comprehensive Loss	—	—	—	—	—	—
Balance at December 31, 2017	8,951,285	$54,875,000	$2,896,000	$6,308,000	$—	$64,079,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	2017	2016
OPERATING ACTIVITIES
Net Income	$4,664,000	$3,692,000
Adjustments to Reconcile Net Income to Net Cash
From Operating Activities:
Depreciation and Amortization	580,000	578,000
Provision for Loan Losses	300,000	250,000
Stock-based Compensation	630,000	545,000
Gain on Sale of Loans	(1,324,000)	(1,475,000)
Increase in CSV of Bank Owned Life Insurance	(114,000)	(116,000)
Deferred Income Tax Expense	843,000	1,358,000
Other Items	(285,000)	(347,000)
NET CASH FROM OPERATING ACTIVITIES	5,294,000	4,485,000
INVESTING ACTIVITIES
Redemption of Investments in Restricted Stock	(104,000)	(914,000)
Maturities and Paydowns of Securities Available for Sale	74,000	178,000
Net Change in Loans	(8,370,000)	21,518,000
Cash Acquired in Business Combination, Net	—	12,348,000
Purchases of Premises and Equipment	(107,000)	(6,000)
NET CASH FROM INVESTING ACTIVITIES	(8,507,000)	33,124,000
FINANCING ACTIVITIES
Net Increase in Deposits	6,302,000	30,909,000
Change in FHLB Advances	(15,000,000)	(10,500,000)
Proceeds from Issuance of Note Payable	—	1,976,000
Stock Option Exercises	157,000	164,000
NET CASH FROM FINANCING ACTIVITIES	(8,541,000)	22,549,000
<DECREASE> INCREASE IN CASH AND CASH EQUIVALENTS	(11,754,000)	60,158,000
Cash and Cash Equivalents at Beginning of Year	93,044,000	32,886,000
CASH AND CASH EQUIVALENTS AT END OF YEAR	$81,290,000	$93,044,000
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,545,000	$1,308,000
Taxes Paid	$4,040,000	$1,770,000

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - The Company consists of Pacific Commerce Bancorp (“Bancorp”) and its wholly-owned subsidiary Pacific Commerce Bank (the “Bank”) and the Bank’s wholly-owned subsidiary Pacific Commerce Bank Real Estate Holdings, LLC (collectively, the “Company”). Pacific Commerce Bancorp was formed in 2015 as a one-bank holding company. Pacific Commerce Bank Real Estate Holdings, LLC was formed in 2012 for the sole purpose of holding real estate owned acquired through foreclosure.

The Company provides financial services through six branches located in the Los Angeles and San Diego regions of Southern California, with one of its two downtown Los Angeles branches operating under the name ProAmérica Bank. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial real estate, and commercial loans.

Basis of presentation and consolidation - The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and general practices within the banking industry. The consolidated financial statements of the Company include the accounts of Pacific Commerce Bancorp, its wholly-owned subsidiary Pacific Commerce Bank and the Bank’s wholly-owned subsidiary Pacific Commerce Bank Real Estate Holdings, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Subsequent events - The Company has evaluated subsequent events for recognition and disclosure through February 23, 2018, which is the date the financial statements were available to be issued.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of credit risk - Assets and liabilities that subject the Company to concentrations of credit risk consist of cash balances at other banks, loans, and deposits. Most of the Company’s customers are located within Los Angeles, San Diego and the surrounding metropolitan areas. The Company’s primary lending products are discussed in Note 4 to the consolidated financial statements. Substantially all loans are secured by specific items of collateral, including business and consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of business. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Southern California area.

The Company did not have any significant concentrations in its business with any one customer or industry. The Company obtains what it believes to be sufficient collateral to secure potential losses on loans. The extent and value of collateral varies based on the details underlying each loan agreement.

Cash and cash equivalents - For purposes of reporting cash flows cash and cash equivalents include cash, deposits with other financial institutions with maturities of less than 90 days and federal funds sold. Generally, federal funds are sold for one day periods.

Cash and due from banks - Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company was in compliance with all reserve requirements as of December 31, 2017 and 2016.

The Company maintains amounts due from banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment securities - Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for- sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Investments with fair values that are less than amortized cost are considered impaired. Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: OTTI related to credit loss, which must be recognized in the income statement, and OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Restricted stock - The Company has investments in the Federal Home Loan Bank (“FHLB”) of San Francisco, Federal Reserve Bank (“FRB”) of San Francisco, and Pacific Coast Bankers’ Bank stock. These investments are classified as restricted securities carried at cost and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Held for Sale - Loans originated and intended for sale are carried at the lower of aggregate cost or fair value. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Premiums and discounts on loans purchased are grouped by type and certain common risk characteristics and amortized or accreted as an adjustment of yield over the weighted-average remaining contractual lives of each group of loans, adjusted for prepayments when applicable, using methodologies which approximate the interest method.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days or when, in the opinion of management, there is reasonable doubt as to collectibility based on contractual terms of the loan. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due.

Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

Allowance for loan losses (Continued) - The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by the Company include real estate and commercial loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios, and financial performance.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures - The Bank also maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The Allowance for off-balance sheet commitments totaled $83,184 at December 31, 2017 and $78,757 at December 31, 2016, and is included in other liabilities on the balance sheet.

Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and the amount or range of loss can be reasonable estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. Gains on sales of Small Business Administration (“SBA”) loans totaled $1,508,000 and $1,475,000 in 2017 and 2016, respectively.

Servicing Rights - When SBA loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. No impairment was recognized as of December 31, 2017. Servicing fee income is recorded for fees earned for servicing loans is shown separately in the statements of income, net of amortization of mortgage servicing rights. Servicing fees are based on a contractual percentage of the outstanding principal.

Premises and equipment - Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line and declining balance methods based principally on the estimated useful lives of the assets, which range from three to ten years for furniture, equipment, and computer equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Bank owned life insurance - The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the consolidated balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other real estate owned - Real estate acquired by foreclosure, or deed in lieu of foreclosure, is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against noninterest expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on disposition of such properties are included in noninterest income.

Goodwill and Other Intangible Assets - Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill resulting from whole bank acquisitions is not amortized, but tested for impairment at least annually. The Company has selected August 31 as the date to perform the annual impairment test. Goodwill amounted to $8,434,000 as of December 31, 2017 and is the only intangible asset with an indefinite life on the balance sheet. No impairment was recognized on goodwill during 2017.

Other intangible assets consist of core deposit intangible (“CDI”) assets arising from whole bank acquisitions. CDI assets are amortized on an accelerated method over their estimated useful life of approximately 10 years. CDI of $412,000 and $1,477,000 was recognized in the 2016 and 2015 acquisitions of ProAmérica and Vibra Banks, respectively. The unamortized balance of the CDI asset as of December 31, 2017 and 2016 was $1,304,000 and $1,529,000, respectively. CDI amortization expense was $225,000 and $238,000 in 2017 and 2016, respectively. Estimated CDI amortization expense for the next 5 years and thereafter, is as follows:

CDI Amortization Schedule
2018	$213,000
2019	202,000
2020	190,000
2021	179,000
2022	167,000
Thereafter	353,000
$1,304,000

Income taxes - Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is ‘more likely than not’ that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods. The Company has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if, based on its merits, the position is more likely than not to be sustained by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Comprehensive income - The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income for the Bank.

Earnings per share (“EPS”) - Earnings per share amounts have been computed using both the weighted average number of shares outstanding of common stock for the purposes of computing basic EPS and the weighted average number of shares outstanding of common stock plus dilutive common stock equivalents for the purpose of computing diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Basic EPS excludes the dilutive effect that could occur if any securities or other contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings available to common shareholders of the bank. The treasury stock method is applied to determine the dilutive effect of stock options in computing dilutive earnings per share. The dilutive calculation excludes 28,000 and 485,203 options outstanding for the years ended December 31, 2017 and 2016, respectively, for which the exercise price plus the average unrecognized compensation exceeded the average market price of the Company’s common stock during those years. Basic and diluted EPS are calculated as follows:

	2017	2016
BASIC EARNINGS PER SHARE
Net Income	$4,664,000	$3,692,000
Weighted Average Common Shares Outstanding	8,951,285	8,004,766
Basic Earnings Per Share	$0.52	$0.46
DILUTED EARNINGS PER SHARE
Net Income	$4,664,000	$3,692,000
Weighted Average Common Shares Outstanding	8,951,285	8,004,766
Dilutive Effect of Stock Options	297,738	156,204
Weighted Average Shares Outstanding, Including
Potentially Dilutive Effect of Stock Options	9,257,678	8,160,970
Dilutive Earnings Per Share	$0.50	$0.45

Financial instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note 11. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Stock-based compensation - The Company recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718) and the Company early adopted this new standard in the current year. ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Under ASU 2016-09, excess tax benefits and certain tax deficiencies are no longer recorded in additional paid-in capital (“APIC”). Instead, all excess tax benefits and tax deficiencies are recorded as income tax expense or benefit in the income statement. ASU 2016-09 also permits an accounting policy election, which the Company invoked, to account for forfeitures as they occur rather than estimating cost based on the number of awards that are expected to vest.

See Note 12 for additional information on the Company’s stock option plan.

Fair value measurement - Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The guidance describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Notes 13 for more information and disclosures relating to the Company’s fair value measurements.

Reclassifications - Certain reclassifications have been made in the 2016 consolidated financial statements to conform to the presentation used in 2017. These reclassifications had no significant impact on the Company’s previously reported financial position or results of operations.

Recent Accounting Pronouncements Not Yet Effective – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This Update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. These amendments are effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and one year later for nonpublic business entities. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Company is currently evaluating the effects of ASU 2014-09 on its consolidated financial statements and disclosures.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). Changes made to the current measurement model primarily affect the accounting for equity securities and readily determinable fair values, where changes in fair value will impact earnings instead of other comprehensive income. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The Update also changes the presentation and disclosure requirements for financial instruments including a requirement that public business entities use exit price when measuring the fair value of financial instruments measured at amortized cost for disclosure purposes. Nonpublic business entities are permitted to immediately adopt a provision which would omit the disclosure of fair value of financial instruments carried at amortized cost. The Company adopted this provision effective with these financial statements. This Update is generally effective for nonpublic business entities in fiscal years beginning after December 15, 2018 and can be early adopted one year earlier. The Company is currently evaluating the effects of ASU 2016-01 on its consolidated financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases, which is generally defined as a lease term of less than 12 months. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under current lease accounting guidance. The amendments in this Update are effective for interim and annual periods beginning after December 15, 2018 for public business entities and one year later for all other entities. The Company is currently evaluating the effects of ASU 2016-02 on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for SEC filers, one year later for non SEC filing public business entities and annual reporting periods beginning after December 15, 2020 for nonpublic business entities and interim periods within the reporting periods beginning after December 15, 2021. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU No. 2017-04, intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation, and goodwill impairment will simply be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The amendments in this Update are required for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the subsequent measurement of goodwill. ASU No. 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2021 for public business entities who are not SEC filers and one year latter for all other entities. The Company is currently evaluating the effects of ASU 2017-04 on its consolidated financial statements and disclosures.

NOTE 2. ACQUISITION

ProAmérica Bank Acquisition:

On May 20, 2016, the Company acquired all the assets and assumed all the liabilities of ProAmérica Bank (“ProAmérica”) in exchange for 2,332,974 shares of Company stock with a fair value of $6.4748 per share and cash of $16.6 million.

ProAmérica operated one branch in downtown Los Angeles CA. The Company acquired ProAmérica to strategically increase its existing presence in the Los Angeles area, particularly with the Hispanic population. The Company has continued to operate ProAmérica as a division of Pacific Commerce Bank.

Goodwill in the amount of $6,043,000 was recognized in this acquisition. Goodwill represents the future economic benefits arising from net assets acquired that are not individually identified and separately recognized and is attributable to synergies expected to be derived from the combination of the two entities. Goodwill is not deductible for income tax purposes.

The following table represents the assets acquired and liabilities assumed of ProAmérica as of May 20, 2016 and the fair value adjustments and amounts recorded by the Company in 2016 under the acquisition method of accounting:

	ProAmérica Book Value	Fair Value Adjustments	Fair Value
ASSETS ACQUIRED
Cash and Cash Equivalents	$28,981,000	$—	$28,981,000
Loans, gross	138,797,000	(2,372,000)	136,425,000
Deferred Loan Fees	(359,000)	359,000	—
Allowance for Loan Losses	(2,253,000)	2,253,000	—
Bank Premises and Equipment	567,000	—	567,000
Deferred Tax Assets	2,144,000	55,000	2,199,000
Core Deposit Intangible	—	412,000	412,000
Other Assets	1,651,000	—	1,651,000
Total Assets Acquired	$169,528,000	$707,000	$170,235,000
LIABILITIES ASSUMED
Deposits	$143,512,000	$144,000	$143,656,000
Other Liabilities	1,457,000	(574,000)	883,000
Total Liabilities Assumed	144,969,000	(430,000)	144,539,000
Excess of Assets Acquired Over Liabilities Assumed	24,559,000	1,137,000	25,696,000
	$169,528,000	$707,000
Merger Consideration			31,739,000
Goodwill Recognized			$6,043,000

Certain loans for which specific credit-related deterioration since origination was identified, are recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these “purchased credit-impaired” loans is based on a reasonable expectation about the timing and amount of cash flows to be collected.

For loans acquired which were not “purchased credit-impaired”, the contractual amounts due, expected cash flows to be collected, interest component and fair value as of the respective acquisition dates were as follows:

Non Purchased
Credit Impaired
Contractual Amounts Due	$152,971,000
Cash Flows not Expected to be Collected	—
Expected Cash Flows	152,971,000
Interest Component of Expected Cash Flows	(21,740,000)
Fair Value of Acquired Loans	$131,231,000

In accordance with generally accepted accounting principles there was no carryover of the allowance for loan losses that had been previously recorded by Vibra and ProAmérica.

The Company accounted for this transaction under the acquisition method of accounting which requires purchased assets and liabilities assumed to be recorded at their respective fair values at the date of acquisition. The Company determined the fair value of loans, leases, core deposit intangible and deposits with the assistance of a third party appraisal. In many cases, the fair values of assets acquired and liabilities assumed were determined by estimating the cash flows expected to result from those assets and liabilities and discounting them at appropriate market rates.

NOTE 3. INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values were as follows as of December 31, 2017 and 2016:

Available-for-Sale:
	Amortized	Gross Unrealized	Gross Unrealized	Fair
December 31, 2017	Cost	Gains	Losses	Value
U.S. Agency Mortgage- Backed Securities	$—	$—	$—	$—
December 31, 2016
U.S. Agency Mortgage- Backed Securities	$74,000	$—	$—	$74,000

The one security held at December 31, 2016 was paid in full during 2017. As of December 31, 2017, the Company had no investment in securities. Also, during 2017 and 2016, there were no sales of securities available for sale.

NOTE 4. LOANS

The following table presents the recorded investment in loans and impairment method as of December 31, 2017 and 2016 and the activity in the allowance for loan losses for the years then ended, by portfolio segment:

December 31, 2017	Real Estate	Commercial	Total
Allowance for Loan Losses:
Beginning of Year	$2,779,000	$657,000	$3,436,000
Provisions (Recaptures)	318,000	(18,000)	300,000
Recoveries	—	27,000	27,000
Charge-offs	—	—	—
	$3,097,000	$666,000	$3,763,000
End of Year Reserves:
Specific	$—	$145,000	$145,000
General	3,097,000	521,000	3,618,000
	$3,097,000	$666,000	$3,763,000
Evaluated for Impairment:
Individually	$168,000	$385,000	$553,000
Collectively	366,871,000	57,658,000	424,529,000
	$367,039,000	$58,043,000	$425,082,000
December 31, 2016
Allowance for Loan Losses:
Beginning of Year	$2,449,000	$617,000	$3,066,000
Provisions (Recaptures)	330,000	(80,000)	250,000
Recoveries	—	127,000	127,000
Charge-offs	—	(7,000)	(7,000)
	$2,779,000	$657,000	$3,436,000
End of Year Reserves:
Specific	$45,000	$—	$45,000
General	2,734,000	657,000	3,391,000
	$2,779,000	$657,000	$3,436,000
Evaluated for Impairment:
Individually	$1,513,000	$53,000	$1,566,000
Collectively	346,942,000	63,650,000	410,592,000
	$348,455,000	$63,703,000	$412,158,000

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of December 31, 2017:

		Special
December 31, 2017	Pass	Mention	Substandard	Impaired	Total
Real Estate:
Construction and Land Development	$23,531,000	$—	$167,000	$—	$23,698,000
Multifamily	14,504,000	—	—	—	14,504,000
Residential Real Estate	25,918,000	—	—	168,000	26,086,000
Commercial and Other	297,178,000	4,775,000	5,225,000	—	307,178,000
Commercial	51,629,000	238,000	1,364,000	385,000	53,616,000
	$412,760,000	$5,013,000	$6,756,000	$553,000	$425,082,000

The risk category of loans by class of loans is as follows as of December 31, 2016:

		Special
December 31, 2016	Pass	Mention	Substandard	Impaired	Total
Real Estate:
Construction and Land Development	$17,552,000	$—	$185,000	$—	$17,737,000
Multifamily	14,872,000	1,886,000	—	—	16,758,000
Residential Real Estate	32,514,000	—	—	—	32,514,000
Commercial and Other	271,780,000	4,725,000	5,736,000	1,513,000	283,754,000
Commercial	53,950,000	—	7,392,000	53,000	61,395,000
	$390,668,000	$6,611,000	$13,313,000	$1,566,000	$412,158,000

Past due and non-accrual loans were as follows as of December 31, 2017 and 2016:

	Still Accruing
	30-89 Days	Over 90 Days
December 31, 2017	Past Due	Past Due	Nonaccrual
Commercial Real Estate	$623,000	$161,000	$168,000
Commercial	508,000	—	538,000
	$1,131,000	$161,000	$706,000
	Still Accruing
	30-89 Days	Over 90 Days
December 31, 2016	Past Due	Past Due	Nonaccrual
Commercial Real Estate	$1,054,000	$—	$—
Commercial	5,000	—	136,000
	$1,059,000	$—	$136,000

Impaired loan information is as follows as of and for the year ended December 31, 2017:

	Unpaid Principal	Recorded	Related	Average Recorded	Interest
December 31, 2017	Balance	Investment	Allowance	Investment	Income
With no Allowance Recorded
Commercial Real Estate	$168,000	$168,000	$—	$168,000	$6,000
Commercial	—	—	—	—	—
	$168,000	$168,000	$—	$168,000	$6,000
With an Allowance Recorded
Commercial	$549,000	$385,000	$145,000	$553,000	$66,000

Impaired loan information is as follows as of and for the year ended December 31, 2016:

	Unpaid Principal	Recorded	Related	Average Recorded	Interest
December 31, 2016	Balance	Investment	Allowance	Investment	Income
With no Allowance Recorded.
Commercial Real Estate	$1,667,428	$1,513,000	$—	$1,529,000	$85,000
Commercial	8,000	8,000	—	—	—
	$1,675,428	$1,521,000	$—	$1,529,000	$85,000
With an Allowance Recorded
Commercial	$—	$45,000	$45,000	$—	$—

The Company had outstanding loans classified as troubled debt restructurings as of December 31, 2017 and 2016, in the amount of $243,000 and $1,511,000, respectively. The Company has allocated specific reserves of $73,000 and $0 on these loans, respectively. The Company has committed to lend no additional amounts to customers with an outstanding loan that is classified as a troubled debt restructuring as of December 31, 2017 and 2016. During the year ended December 31, 2017 and 2016 there were no loans that were modified in a troubled debt restructuring.

Discounts of $2,372,000 and $981,000 were initially recorded against loans acquired in the ProAmérica and Vibra Bank acquisitions, of which $1,988,800 and $2,371,000 remains unaccreted as of December 31, 2017 and 2016, respectively.

The Company purchased loans in the ProAmérica business combination in 2016 with a day 1 fair value of $5,194,000 for which there was evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans was $5,100,700 and $3,976,600 as of December 31, 2017. For these purchased credit-impaired loans, the Company did not increase the allowance for loan losses after the acquisition during 2017 and 2016.

The change in accretable discount on purchased credit-impaired loans during 2017 and 2016 was as follows:

	2017	2016
Balance, beginning of year	$1,415,000	$—
Newly acquired loans	—	1,531,000
Accretion of income	(451,000)	(116,000)
Reclassification from nonaccretable difference	608,000	—
Disposals	—	—
Balance, end of year	$1,572,000	$1,415,000

The Company has been approved by the California Pollution Control Financing Authority (“CalCAP”) to originate loans to qualified small businesses. Under the program, the borrower, CalCAP and the Company contribute funds to a loss reserve account that is held in a demand deposit account at the Company. Losses on qualified loans will be charged to this account after approval by CalCAP. The funds are the property of CalCAP, however, in the event that the Company leaves the program any excess funds, after all loans have been repaid and there are no pending claims for reimbursement, will be distributed to CalCAP and the Company based on their contributions to the program. Funds contributed by the Company to the reserve account are treated as a receivable from CalCAP, and evaluated for impairment. As of December 31, 2017, the Company had a receivable from CalCAP of $28,000 and $183,000 in the loss reserve account.

NOTE 5. PREMISES AND EQUIPMENT

A summary of premises and equipment follows as of December 31:

	2017	2016
Leasehold Improvements	$1,427,000	$1,341,000
Furniture, Fixtures, and Equipment	712,000	719,000
Computer Equipment	341,000	331,000
	2,480,000	2,391,000
Less Accumulated Depreciation and Amortization	(1,780,000)	(1,481,000)
	$700,000	$910,000

Depreciation of premises and equipment was $314,000 and $341,000 for the years ended December 31, 2017 and 2016, respectively.

The Company leases its main branch office and branch facilities and a loan operations center under various operating leases expiring through September 2022. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. These leases also include provisions for options to extend the lease.

The future lease rental payable under non-cancellable operating lease commitments for the Company’s banking offices were as follows as of December 31, 2017:

Year Ending
2018	$1,153,000
2019	1,135,000
2020	1,024,000
2021	956,000
2022	700,000
Thereafter	—
Total	$4,968,000

The minimum rental payments shown above are given for the existing lease obligation and are not a forecast of future rental expense. Total rent expense, including common area expenses, was approximately $1,289,000 and $1,067,000 for the years ended December 31, 2017 and 2016, respectively.

NOTE 6. DEPOSITS

The scheduled maturities of time deposits are as follows as of December 31, 2017:

Due in Year or Less	$76,628,000
Due from One to Three Years	6,349,000
Due over Three Years	3,024,000
$86,001,000

NOTE 7. BORROWING ARRANGEMENTS

As of December 31, 2017, the Company had no advances with Federal Home Loan Bank of San Francisco (“FHLB”). The Company’s total borrowing capacity with the FHLB at December 31, 2017 based on pledged loans of $168.5 million was $104.6 million. As of December 31, 2017, the Company had in place a $48.9 million letter of credit from the FHLB used to meet collateral requirements for a large deposit from the State of California. Unused borrowing capacity as of December 31, 2017 was $55.7 million.

The Company also has a secured line of credit with the Federal Reserve Bank of San Francisco. This line is secured by loans with a carrying value of approximately $62.9 million with a borrowing capacity of $34.5 million as of December 31, 2017. No amounts were borrowed against this arrangement as of December 31, 2017. The Company also has unsecured lines of credit with three correspondent banks totaling $16.0 million as of December 31, 2017. No amounts were outstanding on these lines on that date.

The Bancorp has entered into loan and security agreements with two unrelated commercial banks to borrow a total of $6.0 million. Interest is payable monthly or quarterly at the rates indicated below and principal is due entirely at maturity. The loans are secured by 100% of the issued and outstanding stock of the Bank. The agreements subject the Bancorp to several negative and affirmative covenants including, but not limited to, Bank shareholders’ equity of not less than $35 million, Bank Tier 1 leverage capital ratio of not less than 8.5% and lender’s consent required prior to payment of dividends or merger with another entity. These loans are presented in the balance sheets as Note Payable, net of related issuance costs.

The following are the amounts that were outstanding under the above arrangements as of December 31, 2017 and 2016:

Type	Maturity	Interest Rate	2017	2016
FHLB Advances	Overnight	0.55%	$—	$15,000,000
Note Payable	December 4, 2019	5.00%	$4,000,000	$4,000,000
Note Payable	September 22, 2018	5.25%	2,000,000	2,000,000
Less Unamortized Issuance Costs			(53,000)	(94,000)
			$5,947,000	$5,906,000

NOTE 8. INCOME TAXES

The provision for income taxes consists of the following:

	2017	2016
Current expense:
Federal	$3,054,000	$1,037,000
State	957,000	390,000
Deferred Taxes	(94,000)	1,358,000
Deferred Tax Assets Adjustment for Enacted Change in Tax Rate	937,000	—
Total Income Tax Expense	$4,854,000	$2,785,000

Income tax expense for 2017 includes a downward adjustment of net deferred tax assets in the amount of $937,000, recorded as a result of the enactment of H.R.1 Tax Cuts and Jobs Act on December 22, 2017. The Act reduced the corporate Federal tax rate from 34% to 21% effective January 1, 2018.

A comparison of the federal statutory income tax rates to the Company’s effective income tax rates at December 31 follows:

	2017		2016
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$3,236,000	34.0%	$2,202,000	34.0%
State Franchise Tax, Net of Federal Benefit	680,000	7.1%	483,000	7.5%
Cash Surrender Value of Life Insurance	(39,000)	(0.4)%	(39,000)	(0.6)%
Merger Costs	—	—	80,000	1.2%
Rate Change	937,000	9.8%	NA	NA
Other	40,000	0.6%	59,000	0.9%
Actual Tax Expense	$4,854,000	51.1%	$2,785,000	43.0%

The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying statements of financial condition at December 31:

	2017	2016
Deferred Tax Assets:
Property and Equipment	$172,000	$158,000
Allowance for Loan Losses Due to Tax Limitations	362,000	253,000
Net Operating Losses and Tax Credit Carryovers	618,000	1,168,000
Start-up Costs	217,000	362,000
Stock-Based Compensation	502,000	528,000
Acquisition Accounting Fair Value Adjustments	175,000	308,000
Available for Sale Securities	210,000	176,000
Other	365,000	593,000
	2,621,000	3,546,000
Deferred Tax Liabilities:
Other	(18,000)	(100,000)
	(18,000)	(100,000)
Net Deferred Tax Assets	$2,603,000	$3,446,000

The Company has federal net operating loss carryforwards of approximately $1,964,000 and $2,685,000 as of December 31, 2017 and 2016, respectively, expiring in various years beginning in 2029 and ending in 2036. The Company has state net operating loss carryforwards of approximately $2,404,000 and $3,563,000 as of December 31, 2017 and 2016, respectively, expiring in various years beginning in 2029 and ending in 2036.

F-58
PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

The net operating loss carryforwards as of December 31, 2017 were acquired as part of the acquisitions of Vibra Bank in 2015 and ProAmerica Bank in 2016. They are subject to an annual limitation by Section 382 of the Internal Revenue Code. The amount of the annual limitation for Federal and California Franchise Tax purposes is $439,000 for the Vibra Bank acquisition and $720,000 for the ProAmerica acquisition. The Company anticipates that these carryforwards will be utilized prior to their expiration.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to management’s forecasts of future profitability sufficient to offset future realizable net operating loss carryforwards, the Company has determined no valuation allowance related to deferred tax assets is necessary as of December 31, 2017.

The Company is subject to federal income tax and franchise tax of the state of California. Income tax returns for the years ending after December 31, 2013 are open to audit by the federal authorities and for the years ending after December 31, 2012 are open to audit by California state authorities.

NOTE 9. OTHER EXPENSES

Other expenses as of December 31 are comprised of the following:

	2017	2016
Data Processing	$1,160,000	$1,238,000
Advertising and Business Development	128,000	114,000
Professional Fees	874,000	668,000
Regulatory Assessments	63,000	437,000
Director Expense	820,000	859,000
Subscriptions	133,000	119,000
Loan Expenses	381,000	316,000
Printing	76,000	105,000
Core Deposit Intangible Amortization	225,000	238,000
Other Operating Expenses	976,000	874,000
	$4,836,000	$4,968,000

NOTE 10. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain executive officers and directors and the companies with which they are associated. The total outstanding principal and commitment of these loans at December 31, 2017 and 2016, was $5,000 and $5,000, respectively.

NOTE 11. COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s consolidated financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements.

As of December 31, 2017 and 2016, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	2017	2016
Commitments to Extend Credit	$81,056,000	$78,108,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.

NOTE 12. STOCK OPTION PLAN

In 2013, the Board of Directors approved the adoption of a stock option plan for the benefit of directors and employees. Option prices under the Plan are generally determined to be the fair market value of such shares at the date of grant. Options granted shall expire no later than 10 years from the date of grant. Generally, the Plan authorized granting up to a maximum of 25% of the outstanding shares of the Bank’s common stock as either incentive stock options or nonqualified stock options. The Plan expires 10 years from the date of adoption. Options granted under the Plan generally become exercisable in equal increments over a three or five-year period.

The Company recognized pre-tax stock-based compensation expense of $630,000 and $545,000 for the years ended December 31, 2017 and 2016, respectively. Stock options, with weighted-average grant date fair values of $3.31 and $1.64 issued in 2017 and 2016, respectively, were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2017	2016
Risk Free Interest Rate	0.87%	0.81%
Estimated Average Life	5.0 Years	5.0 Years
Expected Dividend Rates	—%	—%
Expected Stock Volatility	31.80%	31.80%

Expected volatility is based on the historical volatility of the Company’s stock. The expected term represents the estimated average period of time that the options remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on a method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

A summary of the status of the Company’s stock option plan as of December 31, 2017, and changes during the year then ended is presented below:

		Weighted-Average
	Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Year	1,150,434	$5.06
Granted	18,000	$8.58
Exercised	(39,016)	$4.03
Forfeited or Expired	—	$—
Outstanding at End of Year	1,129,418	$5.15	5.9 Years	$5,023,000
Options Exercisable at End of Year	789,338	$4.93	5.4 Years	$3,686,000

As of December 31, 2017, there was $666,000 of total unrecognized compensation expense related to outstanding stock options that will be recognized over a weighted-average period of approximately 1.4 years. The intrinsic value of options exercised was $166,000 and $34,000 in 2017 and 2016, respectively.

NOTE 13. FAIR VALUE MEASUREMENTS

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2016:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2016
Measured on a Recurring Basis:
U.S. Agency Mortgage-Backed Securities	$—	$74,000	$—	$74,000

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The determination of the fair value of investment securities is discussed in Note 13. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of short-term advances and notes payable are based on rates currently available to the Company for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of significant financial instruments at December 31 is summarized as follows (amounts in thousands):

		2017		2016
	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	Level 1	$81,290	$81,290	$93,044	$93,044
Investment Securities	Level 2	—	—	74	74
Loans Held for Sale	Level 2	7,940	7,940	11,292	11,292
Loans, net	Level 3	421,264	415,729	408,666	411,703
Financial Liabilities:
Deposits	Level 2	$464,403	$464,340	$458,101	$458,485
FHLB Advances	Level 3	—	—	15,000	15,000
Note Payable	Level 3	5,947	6,224	5,906	6,000

NOTE 15. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July, 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. The new rules became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year schedule. Under the rules, minimum requirements increased for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 (“CET1”) capital to risk-weighted assets ratio with minimums for capital adequacy and prompt corrective action purposes of 4.5% and 6.5%, respectively. The minimum Tier 1 capital to risk-weighted assets ratio was raised from 4.0% to 6.0% under the capital adequacy framework and from 6.0% to 8.0% to be well-capitalized under the prompt corrective action framework. In addition, the rules introduced the concept of a “conservation buffer” of 2.5% applicable to the three capital adequacy risk-weighted asset ratios (CET1, Tier 1 and Total). The conservation buffer will be phased-in on a pro rata basis over a four year period beginning in 2016. If the capital adequacy minimum ratios plus the phased-in conservation buffer amount exceed actual risk-weighted capital ratios, then dividends, share buybacks and discretionary bonuses to executives could be limited in amount. The Bank was not limited by the provisions of the conservation buffer as of December 31, 2017.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
			Minimum Capital		Minimum Requirement to be
	Actual		Requirement		Well- Capitalized
As of December 31, 2017:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$62,656	13.9%	$36,159	8.0%	$45,199	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$58,809	13.0%	$27,119	6.0%	$36,159	8.0%
CET1 Capital (to Risk-Weighted Assets)	$58,809	13.0%	$20,340	4.5%	$29,379	6.5%
Tier 1 Capital (to Average Assets)	$58,809	11.1%	$21,196	4.0%	$26,496	5.0%
As of December 31, 2016:
Total Capital (to Risk-Weighted Assets)	$56,645	12.9%	$35,207	8.0%	$44,009	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$52,983	12.0%	$26,405	6.0%	$35,207	8.0%
CET1 Capital (to Risk-Weighted Assets)	$52,983	12.0%	$19,804	4.5%	$28,606	6.5%
Tier 1 Capital (to Average Assets)	$52,983	9.9%	$21,478	4.0%	$26,848	5.0%

The California Financial Code provides that a bank may not make cash distributions to its shareholders in excess of the lesser of a bank’s undivided profits or a bank’s net income for its last three fiscal years less the amount of any distribution made to shareholders during the same period without the approval in advance of the Commissioner of the California Department of Business Oversight (“DBO”).

In 2016, the Bank made a payment from contributed capital to the Bancorp in the amount of $17 million to facilitate the acquisition of ProAmérica Bank. The Bank obtained the approval of the Federal Reserve Bank and the DBO prior to making this payment.

NOTE 16. SUBSEQUENT EVENT AND PROPOSED MERGER TRANSACTION

On February 23, 2018, the Company entered into an Agreement and Plan of Reorganization (the “Merger”) to merge with and into First Choice Bancorp in an all stock transaction. Under the terms of the definitive agreement, holders of the Company’s common stock will receive shares of First Choice common stock based on a fixed exchange ratio assuming valuations of $11.40 per Company common share and $24.50 per First Choice common share, or 0.46531 shares of First Choice for each Company common share, resulting in an aggregate stock consideration of approximately $102 million. The $11.40 per Company common share valuation is subject to adjustment up or down in certain circumstances.

First Choice Bancorp has five full-service branch offices in Cerritos, Rowland Heights, Alhambra, Anaheim and Carlsbad, California, with approximately $904 million in total assets and $106 million in total stockholders’ equity as of December 31, 2017.

The Merger will be subject to the required regulatory and shareholder approvals and is expected to close in the second quarter of 2018.